Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of August 1, 2026 (the “Effective Date”), by and between Vertical Data Inc., a Nevada corporation (“Company”), and Lincoln Hall Advisors LLC, a Wyoming limited liability company (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the parties agree as follows:

1. Services and Compensation.

A.	Services. Consultant agrees to perform for the Company the services described in Exhibit A (the “Services”), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services.

B.	Key Person. The Company is entering into this Agreement in reliance on the Company’s desire to retain the services of Christopher S. Downs (the “Key Person”). Consultant shall cause the Key Person to perform the Services on Consultant’s behalf and shall not substitute another individual to perform the Services without the Company’s prior written consent. References in this Agreement to the actions, obligations, representations, and covenants of Consultant include those of the Key Person and any other partners, members, employees, or agents of Consultant who perform the Services or otherwise act on Consultant’s behalf under this Agreement.

2. Confidentiality.

A. Definition. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company's products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include information that (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure, or (iv) is required to be disclosed pursuant to applicable law, regulation, or legal process, provided that Consultant gives the Company prompt written notice thereof (to the extent legally permitted) and reasonable cooperation, at the Company’s expense, in seeking confidential treatment.

B. Nonuse and Nondisclosure. Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Notwithstanding the foregoing, Consultant and the Key Person may use and disclose Confidential Information in the performance of the Services as directed or authorized by the Company’s Chief Executive Officer or Board of Directors, including disclosures to banks, lenders, investors, potential acquirors, underwriters, auditors, advisors, and other third parties in connection with diligence, financing, capital markets, or strategic transactions, and no such authorized use or disclosure shall constitute a breach of this Agreement. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company; provided, however, that the foregoing shall not restrict (i) any disclosure required by applicable law, regulation, or stock exchange requirement, including in connection with the Company’s disclosure obligations under the federal securities laws, or (ii) following the Company’s first public disclosure of this Agreement or the engagement, Consultant identifying the Company as a client and describing the general nature of the Services.

C. Former or Current Client Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Consultant also agrees that Consultant will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

D. Third Party Confidential Information. Consultant recognizes that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

E. Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that Consultant may have in Consultant’s possession or control.

3. Conflicting Obligations.

A. Conflicts. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant’s violation of this Section 3.A will be considered a material breach under Section 5.B.

B. Substantially Similar Designs. In view of Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant agrees that Consultant will not, without Company’s prior written approval, design identical or substantially similar designs as those developed under this Agreement for any third party during the term of this Agreement and for a period of 24 months after the termination of this Agreement. Consultant acknowledges that the obligations in this Section 3 are ancillary to Consultant’s nondisclosure obligations under Section 2.

C. Consultant’s Services to Others. The Company acknowledges that Consultant or its affiliates may provide services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict Consultant in conducting such business with others, or in rendering such advice to others.

4. Reports.

Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the Services.

5. Term and Termination.

A. Term. The term of this Agreement will begin on the Effective Date and will continue until terminated as provided in Section 5.B. Regarding Confidential Information, Consultant agrees to maintain the confidentiality of all Confidential Information disclosed hereunder until the Confidential Information becomes publicly known and made generally available through no action or inaction of Consultant, but in no event more than 3 years after the last disclosure of Confidential Information under this Agreement.

B. Termination. Either party may terminate this Agreement at any time, for any reason or no reason, by giving the other party 30 days’ prior written notice of such termination pursuant to Section 10.F of this Agreement. This Agreement will terminate automatically upon expiration of such notice period, unless the Company and Consultant have mutually agreed in writing to an earlier or later termination date or to extend the term of this Agreement.

C. Survival. Upon such termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(1) The Company will pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services performed through the effective date of termination (including a prorated Monthly Fee for any partial month) and related expenses, if any, submitted in accordance with the provisions of Section 1 and Exhibit A of this Agreement; and

(2) Section 2 (Confidentiality), Section 3 (Conflicting Obligations), Section 6 (Independent Contractor; Benefits), Section 7 (Indemnification), Section 8 (Nonsolicitation), Section 9 (Arbitration and Equitable Relief), and Section 11 (Ownership of Intellectual Property) will survive termination of this Agreement.

6. Independent Contractor; Benefits.

A. Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant, the Key Person, or any other personnel of Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority, except, in each case, to the extent the Key Person is acting within the scope of the authority delegated to the Key Person as Interim Chief Financial Officer of the Company by the Company’s Board of Directors or Chief Executive Officer, including executing filings, certifications, and other documents required of the Company’s principal financial officer under applicable law. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B. Benefits. The Company and Consultant agree that neither Consultant nor the Key Person will receive any Company-sponsored benefits from the Company. If Consultant or the Key Person is reclassified by a state or federal agency or court as an employee of the Company, the reclassified party will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs in effect at the time of such reclassification, the reclassified party would otherwise be eligible for such benefits.

C. Taxes. Consultant acknowledges and agrees that it shall be Consultant’s sole obligation to report as income all compensation received by Consultant from the Company for the Services. Consultant will be liable for the payment of all income taxes upon the receipt of any funds or property (including equity compensation) from the Company. Consultant will indemnify, keep indemnified and save the Company harmless from and against any and all liabilities, penalties, interest or other obligations which the Company may incur or become subject to as a result of any taxes which the Company may be called upon to pay in the future for or by reason of any liability which it may have, or which any appropriate governmental authority may claim the Company has, under the Internal Revenue Code or any regulations promulgated thereunder.

D. Officer Status; Insurance. The Company shall cause the Key Person, in the Key Person’s capacity as Interim Chief Financial Officer and an officer of the Company, to be covered by the Company’s directors’ and officers’ liability insurance on terms no less favorable than those applicable to any other officer of the Company, and shall maintain such coverage with respect to the Key Person’s period of service, including customary “tail” coverage for a period of not less than 6 years following the termination of this Agreement. Concurrently with the execution of this Agreement, the Company and the Key Person shall enter into the Company’s standard form of officer indemnification agreement or, if none, a customary indemnification agreement providing for indemnification of, and advancement of expenses to, the Key Person to the fullest extent permitted by applicable law.

7. Indemnification.

A. By Consultant. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any grossly negligent, reckless or intentionally wrongful act of Consultant, the Key Person, or Consultant’s other assistants, employees or agents, (ii) any material breach by Consultant, the Key Person, or Consultant’s other assistants, employees or agents of any of the covenants contained in this Agreement, (iii) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations.

B. By the Company. The Company agrees to indemnify and hold harmless Consultant and the Key Person from and against all losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses (which shall be advanced as incurred), arising directly or indirectly from or in connection with (i) the Services or the Key Person’s service as an officer of the Company, except to the extent resulting from matters for which Consultant is obligated to indemnify the Company under Section 7.A, (ii) any grossly negligent, reckless or intentionally wrongful act of the Company or its directors, officers, employees or agents (other than Consultant and the Key Person), or (iii) any determination by a court or agency that Consultant or the Key Person is an employee of the Company, including any resulting taxes, penalties, or interest.

C. Limitation of Liability. Notwithstanding anything to the contrary in this Agreement: (i) except in the case of Consultant’s fraud, willful misconduct, or breach of Section 2, Consultant’s aggregate liability arising out of or relating to this Agreement, including under Section 7.A, shall not exceed the total fees actually paid by the Company to Consultant under this Agreement; and (ii) neither party shall be liable to the other party for any indirect, incidental, consequential, special, punitive, or exemplary damages, or for lost profits, arising out of or relating to this Agreement, even if advised of the possibility of such damages.

8. Nonsolicitation.

From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates. During the Restricted Period, Consultant will not, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant’s engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates by inducing such person to terminate or materially reduce its business relationship with the Company or its affiliates. Nothing in this Section 8 shall restrict Consultant from (i) providing services to, or otherwise engaging in business with, any person with whom Consultant or its affiliates had a business relationship prior to the Effective Date or whose relationship with Consultant did not arise from the Services, or (ii) making general solicitations or advertisements not directed at employees, contractors, or business relations of the Company.

9. Arbitration and Equitable Relief.

In the event of a dispute related to or arising from the terms of this Agreement, such dispute shall be finally resolved by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect, before a single arbitrator, with the seat of arbitration in Clark County, Nevada. Judgment on the award may be entered in any court of competent jurisdiction. The parties shall bear equally the fees of the arbitrator and the administrative costs of the arbitration, subject to any award of fees and costs pursuant to Section 10.G. Notwithstanding the foregoing, either party may seek temporary, preliminary, or other equitable relief in any court of competent jurisdiction in aid of arbitration or to protect its rights under Section 2 or Section 11.

10. Miscellaneous.

A. Governing Law. This Agreement shall be governed by the laws of Nevada without regard to Nevada’s conflicts of law rules.

B. Authorization. The parties hereby acknowledge that they are authorized to commit themselves and/or their corporation, limited liability company, partnership or group to the terms of this Agreement and do attest that there are no contracts, agreements, understandings or otherwise, either written or oral, that will make this Agreement void or unenforceable.

C. Assignability. Neither party may assign this Agreement without the prior written consent of the other party, except that the Company may assign this Agreement to a successor to all or substantially all of its business or assets. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. For clarity, any substitution of personnel by Consultant remains subject to Section 1.B.

D. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

E. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

F. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile or electronic mail (with confirmation of complete transmission) to the party at the party’s address, facsimile or electronic mail set forth below or at such other address as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section 10.F.

(1) If to the Company, to:

VERTICAL DATA INC.

1980 Festival Plaza Drive, Summerlin South, Suite 300

Las Vegas, NV 89135

Attn: Deven Soni

Email: deven@verticaldata.io

(2) If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

G. Attorneys’ Fees. In any arbitration or permitted court action that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

H. Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

11. Ownership of Intellectual Property.

Consultant acknowledges that every item of work product pertaining to or in any way related to the Company’s business created by Consultant, the Key Person, or Consultant’s other personnel during the term of this Agreement is and shall remain the sole and exclusive property of the Company. Work product shall include, but not be limited to, all intellectual property, including patents or patentable materials, as well as any marketing plans, analyses, studies, models, and other strategies, in each case, in whatever form or media, including the tangible media upon which they are recorded or printed, that is created, developed, conceived, made and/or reduced to practice by Consultant, solely or in collaboration with others, in connection with the Services or that relates to any Confidential Information. Consultant hereby irrevocably assigns (and agrees to further assign in the future upon request) to the Company all right, title and interest in and to all such work product, including, without limitation, any copyrights, patent rights, trade secret rights, trademark rights or other intellectual property or proprietary rights relating thereto of any sort throughout the world. If any such work product cannot be assigned under applicable law, Consultant hereby grants to the Company an exclusive (even as to Consultant), assignable, irrevocable, perpetual, worldwide, sublicensable (through one or multiple tiers), royalty-free, unlimited license to use, reproduce, distribute (through one or multiple tiers), create derivative works of, publicly perform, publicly display, digitally perform and display, make, have made, sell, offer for sale and import such work product in any media now known or hereafter known. Outside the scope of the Services, Consultant agrees not to (a) modify, adapt, alter, translate, or create derivative works from any work product, or (b) merge any work product with other inventions or works of authorship. Consultant agrees to disclose to the Company any such ideas upon conception and to provide all assistance necessary to document such ideas and effectuate these provisions. Notwithstanding the foregoing, “work product” does not include, and Consultant retains all right, title and interest in and to, (i) any tools, templates, financial models and model architectures, methodologies, know-how, and other materials or intellectual property owned or developed by Consultant prior to, or independently of and without use of Confidential Information under, this Agreement (“Background IP”), and (ii) the general skills, knowledge, and experience, and residual know-how retained in unaided memory, of Consultant’s personnel, in each case so long as no Confidential Information is used or disclosed. To the extent any Background IP is incorporated into any work product delivered to the Company, Consultant grants the Company a non-exclusive, perpetual, irrevocable, worldwide, royalty-free license to use such Background IP, as so incorporated, in connection with the Company’s business.

Consultant further waives, for the benefit of the Company, in perpetuity throughout the world, all moral rights (including the moral rights of the Key Person and any of Consultant’s other employees or contractors) in any work product, including, without limitation, the rights to the integrity of the work product, the right to be associated with the work product, the right to modify the work product in any way, the right to prevent the use of the work product in association with any other product, service, cause or institution, and the right to restrain the publication of the work product throughout the world (collectively, the “Moral Rights”). Without limiting the foregoing, Consultant hereby grants to the Company the right to modify the work product, including, without limitation, the right to produce or reproduce part of the work product or any derivative products based thereon and the right to use the work product in association with any product, service, cause or institution. Consultant hereby agrees that anything the Company may do with the work product does not and will not constitute any prejudice to its honor or reputation. Further, Consultant hereby transfers its right to restrain any violation of Moral Rights, including any distortion, mutilation or other modification of the work product, to the Company or, failing the ability to transfer such right, Consultant hereby irrevocably appoints the Company as its agent to enforce its rights to restrain any violation of the Moral Rights.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

COMPANY		CONSULTANT
VERTICAL DATA INC.		LINCOLN HALL ADVISORS LLC
a Nevada corporation		a Wyoming limited liability company

By:	/s/ Deven Soni	By:	/s/ Christopher S. Downs
Deven Soni		Christopher S. Downs
Title:	Chief Executive Officer	Title:	CFO

Address: *****
Email: *****

EXHIBIT A

Services and Compensation

1. Services.

Consultant will provide services as Interim Chief Financial Officer of the Company (the “Services”), performed on a part-time basis of approximately 20 hours per week, as determined by the Company’s Chief Executive Officer or other person designated by the Company’s Chief Executive Officer. From the Effective Date through August 14, 2026, Consultant shall provide the Services through the Key Person in his capacity as a consultant in connection with the Company's finance, reporting and Nasdaq uplist activities. The parties acknowledge that this transition period is intended to permit the Company to complete and file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 before the Key Person assumes responsibility as the Company's principal financial officer, and the Key Person shall not be required to execute or certify such Form 10-Q. Effective as of the later of August 15, 2026 and the date on which such Form 10-Q is filed, subject to appointment by the Company's Board of Directors, the Key Person will serve as the Company's Interim Chief Financial Officer and, unless otherwise agreed in writing, as its principal financial officer (and, if so designated by the Company's Board of Directors, its principal accounting officer) for purposes of the Company's reports, registration statements, and certifications under the federal securities laws. Company shall determine the scope of the work to be performed, but Consultant shall have the ability to select the means, manner and method of performing the Services. Consultant shall have the right to perform the Services in such manner as Consultant deems appropriate, and shall have the right to dictate the Key Person’s hours of work, reporting time, and how much work is performed on-site. Consultant, however, agrees to use its best efforts to promote the Company’s interests and to give the Company the benefit of the Key Person’s experience, knowledge, and skills. Consultant undertakes to perform the Services in a timely and professional manner and to devote such time, attention and skill to its duties under this Agreement as may reasonably be necessary to ensure the performance of the Services to the Company’s Chief Executive Officer’s satisfaction.

Without limiting the general scope of the Services, the Company’s current key priorities for Consultant are:

(a) Nasdaq Uplist. Own the Nasdaq uplist workstream end-to-end, including coordination with the Company’s advisors and auditors.

(b) Public Company Compliance. Establish and maintain the Company’s public-reporting calendar, oversee internal controls, provide training to relevant Company personnel, and coordinate disclosure matters and audit engagements, including transition support in connection with any future change in the Company’s independent registered public accounting firm.

(c) Capital Markets. Manage relationships with banks, investors, and the Company’s advisors on financing matters, both in connection with the Nasdaq uplist and the Company’s AI/GPU financing initiatives, working alongside the Company’s Chief Executive Officer.

(d) Financial Modeling. Oversee the Company’s corporate financial model, project-level models for GPU and data center transactions, and the financial analyses underlying investor materials, in coordination with the Company’s existing finance team.

(e) Accounting Team. Build and manage the Company’s accounting function, including oversight of the Company’s accounting personnel.

The foregoing priorities describe the current focus of the Services and do not limit the Company’s ability to determine or adjust the scope of the Services from time to time. Nothing herein shall be deemed to preclude Company from retaining the services of other persons or entities undertaking the same or similar services as those undertaken by Consultant hereunder, or from independently developing or acquiring materials or programs that are similar to, or competitive with, the Services.

2. Compensation.

a. Monthly Cash Fee. In consideration of the Services, the Company shall pay Consultant a cash fee of $15,000 per month (the “Monthly Fee”), payable against invoices submitted by Consultant. Thereafter, Consultant shall invoice the Company for the full Monthly Fee on a monthly basis in arrears. The Company shall pay each properly submitted, undisputed invoice within 30 days of receipt.

b. Monthly Equity Grant. In further consideration of the Services, on or promptly after the last business day of each calendar month during the term of this Agreement, the Company shall grant Consultant a number of shares of the Company’s restricted common stock equal to $5,000 divided by the volume-weighted average price (“VWAP”) of the Company’s common stock on the OTCQB Marketplace (symbol: VDTA) for all trading days during that calendar month, as reported by Bloomberg L.P. (or, if Bloomberg is unavailable, another reputable pricing source mutually agreed by the parties), rounded down to the nearest whole share (each, a “Monthly Grant”). Each Monthly Grant shall be fully vested on its date of grant and shall be evidenced by, and subject to the terms of, a separate restricted stock award agreement consistent with this Section 2.b and the Company’s equity incentive plan then in effect (or, if no such plan is then in effect, a form of award agreement providing for an applicable exemption from registration under the Securities Act of 1933, as amended). The number of shares subject to each Monthly Grant, and any shares previously granted, shall be equitably adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization, or similar transaction affecting the Company’s common stock.

c. Expenses. The Company shall reimburse Consultant for reasonable, documented out-of-pocket expenses incurred in connection with the performance of the Services, including travel in connection with the Nasdaq uplist and investor meetings, (1) with the Company’s prior written approval (email being sufficient) required for any individual expense in excess of $500, or (2) if the Company has adopted an expense reimbursement policy, subject to and in accordance with such approved policy. The Company shall reimburse each properly documented expense within 30 days after submission.

d. No Other Compensation. Except as expressly set forth in this Exhibit A, Consultant shall not be entitled to any other compensation, fees, or benefits from the Company in connection with the Services.